Exhibit 10.21

CONOCOPHILLIPS

KEY EMPLOYEE CHANGE IN CONTROL SEVERANCE PLAN

(Amended and Restated Effective as of January 1, 2014)

The ConocoPhillips Key Employee Change in Control Severance Plan (the “Plan”) is hereby amended and restated effective as of January 1, 2014.

Effective October 1, 2004, the Company adopted this Plan for the benefit of certain employees of the Company and its Subsidiaries. This Plan was subsequently amended and restated effective December 31, 2008, then further amended and restated as of the Effective Time (as that term is used in the Employee Matters Agreement between ConocoPhillips and Phillips 66 dated as of April 26, 2012). This Plan was subsequently amended and restated effective January 1, 2014, which restatement is wholly replaced by this further restatement, by approval of the Human Resources and Compensation Committee of the Board of Directors of ConocoPhillips at its meeting on February 18, 2014.

All capitalized terms used herein are defined in Section 1 hereof. This Plan is intended to be a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended and shall be interpreted in a manner consistent with such intention.

SECTION 1.   DEFINITIONS. As hereinafter used:

1.1      “Affiliate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the Effective Date.

1.2      “Associate” means, with reference to any Person, (a) any corporation, firm, partnership, association, unincorporated organization, or other entity (other than the Company or a Subsidiary of the Company) of which such Person is an officer or general partner (or officer or general partner of a general partner) or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of equity securities, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

1.3      “Beneficial Owner” means, with reference to any securities, any Person if:

(a)      such Person or any of such Person’s Affiliates and Associates, directly or indirectly, is the “beneficial owner” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on the Effective Date) such securities or otherwise has the right to vote or dispose of such securities, including pursuant to any agreement, arrangement, or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” any security under this subsection (a) as a result of an agreement, arrangement, or understanding to vote such security if such agreement, arrangement, or understanding: (i) arises solely from a revocable proxy or consent given in response to a public (i.e., not including a solicitation exempted by Rule 14a-2(b)(2) of the General Rules and Regulations under the Exchange Act) proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (ii) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report);

(b)      such Person or any of such Person’s Affiliates and Associates, directly or indirectly, has the right or obligation to acquire such securities (whether such right or obligation is exercisable or effective immediately or only after the passage of time or the occurrence of an event) pursuant to any agreement, arrangement, or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, other rights, warrants, or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to “beneficially own,” (i) securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange or (ii) securities issuable upon exercise of Exempt Rights; or

(c)      such Person or any of such Person’s Affiliates or Associates (i) has any agreement, arrangement, or understanding (whether or not in writing) with any other Person (or any Affiliate or Associate thereof) that beneficially owns such securities for the purpose of acquiring, holding, voting (except as set forth in the proviso to subsection (a) of this definition), or disposing of such securities or (ii) is a member of a group (as that term is used in Rule 13d-5(b) of the General Rules and Regulations under the Exchange Act) that includes any other Person that beneficially owns such securities;

provided, however, that nothing in this definition shall cause a Person engaged in business as an underwriter of securities to be the Beneficial Owner of, or to “beneficially own,” any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition. For purposes hereof, “voting” a security shall include voting, granting a proxy, consenting or making a request or demand relating to corporate action (including, without limitation, a demand for a stockholder list, to call a stockholder meeting or to inspect corporate books and records), or otherwise giving an authorization (within the meaning of section 14(a) of the Exchange Act) in respect of such security.

The terms “beneficially own” and “beneficially owning” have meanings that are correlative to this definition of the term “Beneficial Owner.”

1.4      “Board” means the Board of Directors of the Company.

1.5      “Cause” means (i) the willful and continued failure by the Eligible Employee to substantially perform the Eligible Employee’s duties with the Employer (other than any such failure resulting from the Eligible Employee’s incapacity due to physical or mental illness), or

(ii) the willful engaging, not in good faith, by the Eligible Employee in conduct which is demonstrably injurious to the Company or any of its Subsidiaries, monetarily or otherwise.

1.6      “Change in Control” means any of the following occurring on or after the Effective Date:

(a)      any Person (other than an Exempt Person) shall become the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding or 20% or more of the combined voting power of the Voting Stock of the Company then outstanding; provided, however, that no Change of Control shall be deemed to occur for purposes of this subsection (a) if such Person shall become a Beneficial Owner of 20% or more of the shares of Common Stock then outstanding or 20% or more of the combined voting power of the Voting Stock of the Company then outstanding solely as a result of (i) any acquisition directly from the Company or (ii) any acquisition by a Person pursuant to a transaction that complies with clauses (i), (ii), and (iii) of subsection (c) of this definition are satisfied;

(b)      individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; provided, further, that there shall be excluded, for this purpose, any such individual whose initial assumption of office occurs as a result of any actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)      the Company shall consummate a reorganization, merger, statutory share, consolidation, or similar transaction involving the Company or any of its subsidiaries or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination, (i) 50% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination and the combined voting power of the then outstanding Voting Stock of such corporation are beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding Common Stock immediately prior to such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding Common Stock, (ii) no Person (excluding any Exempt Person or any Person beneficially owning, immediately prior to such Business Combination, directly or indirectly, 20% or more of the Common Stock then outstanding or 20% or more of the combined voting power of the Voting Stock of the Company then outstanding) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding Voting Stock of such corporation, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the initial agreement or initial action by the Board providing for such Business Combination; or

(d)      the shareholders of the Company shall approve a complete liquidation or dissolution of the Company unless such liquidation or dissolution is approved as part of a transaction that complies with clauses (i), (ii), and (iii) of subsection (c) of this definition.

1.7      “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

1.8      “Common Stock” means the common stock, par value $.01 per share, of the Company.

1.9      “Company” means ConocoPhillips or any successors thereto.

1.10    “Controlled Group” shall mean ConocoPhillips and its Subsidiaries.

1.11    “Credited Compensation” of a Severed Employee means the aggregate of the Severed Employee’s annual base salary plus his or her annual incentive compensation, each as further described below. For purposes of this definition, (a) annual base salary shall be determined immediately prior to the Severance Date (without regard to any reductions therein which constitute Good Reason) and (b) annual incentive compensation shall be deemed to equal the higher of (i) the Severed Employee’s most recently established target (determined at one hundred percent of target) for annual incentive compensation for such employee prior to such employee’s Severance Date or (ii) the average of the most recent two annual incentive compensation payments to by such Severed Employee pursuant to the Variable Cash Incentive Program or its successor program maintained by the Employer made before his or her Severance Date; provided, however, that for purposes of this clause (ii), (I) if such Severed Employee has been eligible to receive only one such annual incentive compensation payment for a period ending before his or her Severance Date, the amount of annual incentive compensation for purposes of determining Credited Compensation shall be equal to the amount of such single annual incentive compensation payment (if any), and (II) if such Severed Employee has not been eligible for any such annual incentive compensation payment, the amount of annual incentive compensation for purposes of determining Credited Compensation shall be equal to his or her most recently established target (determined at one hundred percent of target) for annual incentive compensation for such employee prior to such employee’s Severance Date.

1.12    “Effective Date” means the effective date of this Plan as amended and restated as set forth in the preamble to this Plan.

1.13    “Eligible Employee” means any employee that is a Tier 1 Employee or a Tier 2 Employee.

1.14    “Employer” means the Company or any of its Subsidiaries.

1.15    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.16    “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

1.17    “Exempt Person” means any of the Company, any entity controlled by the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, and any Person organized, appointed, or established by the Company or any entity controlled by the Company for or pursuant to the terms of any such employee benefit plan.

1.18    “Exempt Rights” means any rights to purchase shares of Common Stock or other Voting Stock of the Company if at the time of the issuance thereof such rights are not separable from such Common Stock or other Voting Stock (i.e., are not transferable otherwise than in connection with a transfer of the underlying Common Stock or other Voting Stock), except upon the occurrence of a contingency, whether such rights exist as of the Effective Date, or are thereafter issued by the Company as a dividend on shares of Common Stock or other Voting Securities or otherwise.

1.19    “Good Reason” means the occurrence, on or after the date of a Change in Control, and without the Eligible Employee’s written consent, of (i) the assignment to the Eligible Employee of duties in the aggregate that are inconsistent with the Eligible Employee’s level of responsibility immediately prior to the date of the Change in Control or any diminution in the nature of the Eligible Employee’s responsibilities from those in effect immediately prior to the date of the Change in Control; (ii) a reduction by the Employer in the Eligible Employee’s annual base salary or any adverse change in the Eligible Employee’s aggregate annual and long term incentive compensation opportunity from that in effect immediately prior to the Change in Control which change is not pursuant to a program applicable to all comparably situated executives of the Employer; or (iii) the relocation of the Eligible Employee’s principal place of employment to a location more than 50 miles from the Eligible Employee’s principal place of employment immediately prior to the date of the Change in Control; provided, however, that this clause (iii) shall not be considered to be Good Reason if the Employer undertakes to pay all reasonable relocation expenses of the Eligible Employee in connection with such relocation, whether through a relocation plan, program, or policy of the Employer or otherwise.

1.20    “Gross-Up Payment” has the meaning set forth in Section 2.5 hereof.

1.21    “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

1.22    “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of an Eligible Employee,

whether paid or payable pursuant to this Plan or otherwise, by any Employer or by a Person that is a party to the Change in Control.

1.23    “Person” means any individual, firm, corporation, partnership, association, trust, unincorporated organization, or other entity.

1.24    “Plan” means the ConocoPhillips Key Employee Change in Control Severance Plan, as set forth herein, as it may be amended from time to time.

1.25    “Plan Administrator” means the person or persons appointed from time to time by the Board, which appointment may be revoked at any time by the Board.

1.26    “Public Offering” means the initial sale of common equity securities of the Company pursuant to an effective registration statement (other than a registration on Form S-4 or S-8 or any successor or similar forms) filed under the Securities Act of 1933.

1.27    “Retirement Plans” means the ConocoPhillips Retirement Plan and the ConocoPhillips Key Employee Supplemental Retirement Plan.

1.28    “Safe Harbor Amount” means, with respect to an Eligible Employee, 2.99 times the Eligible Employee’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

1.29    “Separation from Service” means the date on which the Participant separates from service with the Controlled Group within the meaning of Code section 409A, whether by reason of death, disability, retirement, or otherwise. In determining Separation from Service, with regard to a bona fide leave of absence that is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for the six-month period set forth in section 1.409A-1(h)(1)(i) of the regulations issued under section 409A of the Code, as allowed thereunder.

1.30    “Severance” means the termination of an Eligible Employee’s employment with the Employer on or within two years following the date of a Change in Control, (i) by the Employer other than for Cause, or (ii) by the Eligible Employee for Good Reason. An Eligible Employee will not be considered to have incurred a Severance if his employment is discontinued by reason of the Eligible Employee’s death or a physical or mental condition causing such Eligible Employee’s inability to substantially perform his duties with the Employer and entitling him or her to benefits under any long-term sick pay or disability income policy or program of the Employer. Furthermore, an Eligible Employee will not be considered to have incurred a Severance if employment with the Employer is discontinued after the Eligible Employee has been offered employment with another employer that has purchased a Subsidiary or division of the Company or all or substantially all of the assets of an a Subsidiary or division of the Company and the offer of employment from the other employer is at the same or greater salary and the same or greater target bonus as the Eligible Employee has at that time from the

Employer. Still further, an Eligible Employee will not be considered to have incurred a Severance as a result of (i) the Distribution, (ii) the Eligible Employee’s transfer to the controlled group of Phillips 66 in connection with the Distribution, or (iii) the Eligible Employee’s transfer to the Controlled Group in connection with the Distribution. Notwithstanding anything herein to the contrary, Good Reason shall not be deemed to have occurred unless the Company shall have been given (1) written notice of the Eligible Employee’s assertion that an event constituting Good Reason has occurred, which notice shall be given not less than 30 days prior to the Severance Date to which such notice relates, and (2) a reasonable opportunity to cure such occurrence during such 30-day period. Furthermore, in order to be considered a Severance, the termination must also meet the requirements of a Separation from Service.

1.31    “Severance Date” means the date on which an Eligible Employee incurs a Severance.

1.32    “Severance Pay” means the payment determined pursuant to Section 2.1 hereof.

1.33    “Severed Employee” means an Eligible Employee who has incurred a Severance.

1.34    “Subsidiary” means any corporation or other entity that is treated as a single employer with ConocoPhillips after the Distribution, under section 414(b) or (c) of the Code; provided, that in making this determination, in applying section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under section 414(b) of the Code and for purposes of determining trades or businesses (whether or not incorporated) under common control under regulation section 1.414(c)-2 for purposes of section 414(c) of the Code, the language “at least 80%” shall be used without substitution as allowed under regulations pursuant to section 409A of the Code.

1.35    “Tier 1 Employee” means any employee of the Employer who is in salary grade 26 or above (under the salary grade schedule of the Company on the Effective Date, with appropriate adjustment for any subsequent change in such salary grade schedule), at or subsequent to the time of the Change in Control.

1.36    “Tier 2 Employee” means any employee of the Employer, other than a Tier 1 Employee, who is in salary grade 23 or above (under the salary grade schedule of the Company on the Effective Date, with appropriate adjustment for any subsequent change in such salary grade schedule) at or subsequent to the time of the Change in Control.

1.37    “Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

1.38    “Voting Stock” means, (i) with respect to a corporation, all securities of such corporation of any class or series that are entitled to vote generally in the election of, or to appoint by contract, directors of such corporation (excluding any class or series that would be entitled so to vote by reason of the occurrence of any contingency, so long as such contingency has not occurred) and (ii) with respect to an entity which is not a corporation, all securities of any class or series that are entitled to vote generally in the election of, or to appoint by contract, members of the body which is most analogous to the board of directors of a corporation.

SECTION 2.   BENEFITS.

2.1    Subject to Section 2.9, each Severed Employee shall be entitled to receive Severance Pay equal to the sum of the amounts determined under Sections 2.1(a), (b), and (c). Furthermore, for purposes of Employer compensation plans, programs, and arrangements, each Severed Employee shall be considered to have been laid off by the Employer.

(a)	The amount that is the Severed Employee’s Credited Compensation, multiplied by (i) 3, in the case of a Tier 1 Employee or (ii) 2 in the case of a Tier 2 Employee.

(b)

The amount that is the present value, determined as of the Severed Employee’s Severance Date, of the increase in benefits under the Retirement Plans that would result if the Severed Employee was credited with the following number of additional years of age and service under the Retirement Plans: (i) 3, in the case of a Tier 1 Employee or (ii) 2, in the case of a Tier 2 Employee; provided, however, that in calculating (b), if the Severed Employee is entitled under the Retirement Plans to any additional credited service due to the circumstances of the Severed Employee’s termination, then the amount of the present value of the increased benefits called for in the determination of (b) shall be reduced by the amount of the present value of the increased benefits under the Retirement Plans calculated after taking into account the circumstances of the Severed Employee’s termination, but not below zero. Present value shall be determined based on the assumptions utilized under the ConocoPhillips Retirement Plan for purposes of determining contributions under Code Section 412 for the most recently completed plan year.

(c)	The amount that is equal to either (i) or (ii), as applicable, plus either (iii) or (iv), as applicable, plus (v), if applicable, plus (vi), if applicable:

(i)	If the Severed Employee was enrolled in company-sponsored medical coverage on the Severance Date, an amount equal to 6 times the difference between the COBRA participant contribution rate and the active employee contribution rate, each as of the Severance Date, for the type of coverage in which the Tier 2 Employee was enrolled.

(ii)	If the Severed Employee was not enrolled in company-sponsored medical coverage on the Severance Date, an amount equal to 18 times the difference between the COBRA participant contribution rate and the active employee contribution rate, each as of the Severance Date, for PPO medical coverage.

(iii)	If the Severed Employee was enrolled in company-sponsored dental coverage on the Severance Date, an amount equal to 6 times the difference between the COBRA participant contribution rate and the active employee contribution rate, each as of the Severance Date, for the type of coverage in which the Tier 2 Employee was enrolled.

(iv)	If the Severed Employee was not enrolled in company-sponsored dental coverage on the Severance Date, an amount equal to 18 times the difference between the COBRA participant contribution rate and the active employee contribution rate, each as of the Severance Date, for dental coverage (using the CP dental option coverage).

(v)	In the case of a Tier 1 Employee, an amount equal to the sum of 6 times the COBRA participant contribution rate, as of the Severance Date, for PPO medical coverage plus 6 times the COBRA participant contribution rate, as of the Severance Date, for dental coverage (using the CP dental option coverage).

(vi)	If any persons qualified as eligible dependents of the Severed Employee under the applicable company-sponsored medical or dental coverage in which the Severed Employee was enrolled on the Severance Date, an amount equal to the sum of the differences, for each such eligible dependent, between the COBRA eligible dependent contribution rate and the eligible dependent contribution rate for eligible dependents of active employees, each as of the Severance Date, for the medical and/or dental coverage in which the Severed Employee was enrolled on the Severance Date, as applicable, times the factor set forth in the applicable Section 2.1(c)(i) or (ii), (c)(iii) or (iv), and (c)(v); provided, that if the Severed Employee was not enrolled for medical or dental coverage, then the eligibility and amount for each dependent shall be determined as if the Severed Employee had been enrolled in the PPO medical coverage or dental coverage (using the CP dental option coverage), as applicable, on the Severance Date.

2.2      Severance Pay (as well as any amount payable pursuant to Section 2.6 hereof) shall be paid to an eligible Severed Employee in a cash lump sum on the first business day immediately following 10 days after the end of the period for executing and delivering the Severed Employee’s release, as set forth in Section 2.9.

2.3      Subject to Section 2.9, for a period of (a) 36 months, in the case of a Tier 1 Employee or (b) 24 months, in the case of a Tier 2 Employee, beginning the first of the month following the termination of active employee benefits, the Company shall arrange to provide the Severed Employee and his dependents benefits similar to those the Severed Employee and his dependents had immediately prior to the Severed Employee’s Severance Date. Only those dependents who were eligible for coverage on the Severed Employee’s Severance Date may be covered thereafter, but no amendment to any plan or program providing these benefits made after the Severed Employee’s Severance Date shall prevent eligibility for dependents who would otherwise have been eligible for coverage on the Severed Employee’s Severance Date. These benefits will be provided at no greater cost to the Severed Employee than active employee rates for the plan year of coverage provided the benefits continue to be offered by the Company to active employees and the Severed Employee and his dependents meet the same eligibility criteria for the benefits as an active employee and dependents of an active employee. Depending on coverages prior to the Severed Employee’s Severance Date, these benefits could include the following, but do not include any other benefits offered by the Company: Life Insurance, which includes Basic, Executive Basic, Supplemental, and Dependent Life; and Personal Accident Insurance. Severed employees may also continue Long Term Care and Executive Life directly through the vendor to be paid for by the Severed Employee. Nothing herein shall prevent a Severed Employee or eligible dependents of a Severed Employee from electing to receive COBRA continuation coverage of health benefits subject to COBRA, in accordance with the applicable provisions of the law and the applicable plans. While as an active employee the Severed Employee may have been able to make employee contributions or pay premiums for certain coverage through a pre-tax salary reduction arrangement, that will not continue after the Severed Employee’s Severance Date. The cost of these benefits will not be adjusted to reflect that the Severed Employee’s cost will no longer be pre-tax. All other active employee benefits, not specifically mentioned above, are excluded, although if any of the benefits specifically mentioned above are replaced with a similar benefit after the Severed Employee’s Severance Date, such replacement benefits are to be considered as mentioned specifically above even though their names, terms, and conditions may have been changed. Such benefits shall not be provided (except to the extent as may be required by law) during any period when the Severed Employee is eligible to receive such benefits from another employer or from an Employer or if the Severed Employee has resumed working for an Employer. The Severed Employee is obligated to inform the Company when or if they become eligible to receive such benefits from another employer.

2.4      Upon Change in Control, the following shall apply to equity awards made by the Company to an Eligible Employee:

(a)

Each Eligible Employee shall immediately become fully vested in all equity awards (i) that are outstanding on December 31, 2013, (ii) that pertain to performance periods that began prior to 2014, or (iii) that are not assumed, or substituted for, by an acquirer in connection with the Change in Control (as such concept is described in the applicable equity award), and such equity awards shall not thereafter be forfeitable for any reason (except that options shall expire and be cancelled ten years from the date of their grant).

(b)

With regard to all other equity awards which do not directly provide otherwise, each Eligible Employee shall become fully vested in such equity awards upon incurring a Severance following such Change in Control, and such equity awards shall not thereafter be forfeitable for any reason (except that options shall expire and be cancelled ten years from the date of their grant).

(c)

Any options granted to the Eligible Employee shall be exercisable at the times set forth in the applicable award documents. Each such option shall remain outstanding until ten years from the date of grant, notwithstanding any provision of the option grant or any plan under which the option may have been granted to the contrary.

(d)	The date of distribution of any stock or other value from such awards shall be as set forth in the applicable terms and conditions of the award.

2.5      The provisions of this Section 2.5 shall apply only to an individual who was an Eligible Employee on May 1, 2012 (refer to Schedule A).

(a)

Anything in this Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment to an Eligible Employee would be subject to the Excise Tax, then the Eligible Employee shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Eligible Employee of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Eligible Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 2.5(a), if it shall be determined that an Eligible Employee is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Eligible Employee and the amounts payable under this Plan shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 2.1, unless an alternative method of reduction is elected by the Eligible Employee, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to the Eligible Employee. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Plan (and no other Payments) shall be reduced. If the reduction of the amount payable under this Plan to an Eligible Employee would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable to the Eligible Employee under the Plan shall be reduced pursuant to this Section 2.5(a). The Company’s obligation to make Gross-Up Payments to an Eligible Employee under this Section 2.5 shall not be conditioned upon the Eligible Employee’s termination of employment.

(b)

Subject to the provisions of Section 2.5(c), all determinations required to be made under this Section 2.5, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm designated by the Plan Administrator (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and each Eligible Employee Eligible Employee within 15 business days of the receipt of notice from the Eligible Employee that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 2.5, shall be paid by the Company to the Eligible Employee within 5 days of the receipt of the Accounting Firm’s determination. Any determination by the

Accounting Firm shall be binding upon the Company and the Eligible Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 2.5(c) and the Eligible Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Eligible Employee.

(c)

As a condition to being entitled to Gross-Up Payment hereunder, each Eligible Employee shall be required to notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Eligible Employee is informed in writing of such claim. The Eligible Employee shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Eligible Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which the Eligible Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Eligible Employee in writing prior to the expiration of such period that the Company desires to contest such claim, the Eligible Employee shall:

(i)	give the Company any information reasonably requested by the Company relating to such claim,

(ii)

take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)	cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Eligible Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 2.5(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Eligible Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Eligible Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs the Eligible Employee to pay such claim and sue for a refund, the Company shall make such payment and shall indemnify and hold the Eligible Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Eligible Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Eligible Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)

If, after the Company has made a Gross-Up Payment or a payment pursuant to Section 2.5(c), an Eligible Employee becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to the claim to which such payment relates, the Eligible Employee shall (subject to the Company’s complying with the requirements of Section 2.5(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Company has paid any amount pursuant to Section 2.5(c), a determination is made that the Eligible Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Eligible Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)

Notwithstanding any other provision of this Section 2.5, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of any Eligible Employee, all or any portion of any Gross-Up Payment, and each Eligible Employee shall be required to consent to such withholding as a condition to being entitled to any Gross-Up Payment.

2.6      Each Severed Employee shall be entitled to receive the employee’s full salary through the Severance Date and, subject to Section 2.9 but notwithstanding any provision of the Company’s Variable Cash Incentive Program or similar annual bonus incentive plan to the contrary, shall be eligible for consideration for an award under such program or plan when awards are made with regard to the fiscal year under such program or plan in which the Severance Date occurred.

2.7      The Company will pay to each Eligible Employee all reasonable legal fees and expenses incurred by such Eligible Employee in pursuing any claim under the Plan, unless the applicable finder of fact determines that the Eligible Employee’s claim was frivolous or not maintained in good faith.

2.8      The Company shall be entitled to withhold and/or to cause to be withheld from amounts to be paid to the Severed Employee hereunder any federal, state, or local withholding or other taxes or charges which it is from time to time required to withhold.

2.9      No Severed Employee shall be eligible to receive Severance Pay or other benefits under the Plan unless he or she first executes a written release substantially in the form attached as Exhibit A hereto (or, if the Severed Employee was not a United States employee, a similar release which is in accordance with the applicable laws in the relevant jurisdiction) and, to the extent such release is revocable by its terms, only if the Severed Employee does not revoke it. Such release must be executed and delivered to the Company within 30 days of the Employee’s Severance Date.

SECTION 3.   PLAN ADMINISTRATION.

3.1      The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend, and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.

3.2      In the event of a claim by an Eligible Employee as to the amount or timing of any payment or benefit, such Eligible Employee shall present the reason for his or her claim in writing to the Plan Administrator. The Plan Administrator shall, within 14 days after receipt of such written claim, send a written notification to the Eligible Employee as to its disposition. Except as provided in the preceding portion of this Section 3.2, all disputes under this Plan shall be settled exclusively by binding arbitration in Houston, Texas, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

3.3      The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

3.4      The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel, and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations, or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Employer.

SECTION 4.   DURATION; AMENDMENT; AND TERMINATION.

4.1      This Plan was effective on the Effective Date and was amended and restated effective as of the Effective Time and conditioned on the Distribution. If a Change in Control has not occurred, this Plan shall continue in effect unless and until it is terminated as provided in Section 4.2. If a Change in Control occurs, this Plan shall continue in full force and effect and shall not terminate or expire until after all Eligible Employees who become or may become entitled to any payments hereunder shall have received such payments in full and all adjustments required to be made pursuant to Section 2 have been made.

4.2

(a)      If a Change in Control has not occurred, this Plan may be amended from time to time during its term by the Company acting through its Board of Directors or, to the extent authorized by the Board of Directors, its officers, provided that any such amendment which shall in any manner reduce, diminish, or otherwise adversely affect any benefit which is or may at any time in the future become payable hereunder, or any such amendment which shall alter the definition of Change in Control shall be made effective not less than two years after the action of the Company authorizing such amendment, unless, and then only to the extent that such amendment is or becomes necessary in order to assure continued compliance by this Plan with any applicable state or federal law or regulation.

(b)

The Company may, by action of its Board of Directors, terminate this Plan, provided, however, that the effective date of such termination shall be not less than two years from the date of such Board action. Provided further that in the event a Change in Control shall occur prior to the effective date of termination, the provisions of Section 4.2(c) shall apply.

(c)

If a Change in Control shall occur while this Plan is in effect, no then-pending amendment or termination shall take effect, this Plan shall remain in full force and effect as at the Change in Control, and this Plan shall terminate automatically without further action on behalf of the Company immediately following the making of all payments to Eligible Employees under this Plan.

SECTION 5.   GENERAL PROVISIONS.

5.1      Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge, or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to a Severed Employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

5.2      If any Employer is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, to a Severed Employee, or if any Employer is obligated by law to provide advance notice of separation (“Notice Period”) to a Severed Employee, then any Severance Pay hereunder to such Severed Employee shall be reduced by the amount of any such severance pay, termination indemnity, notice pay, or the like, as applicable, and by the amount of any compensation received during any Notice Period. This provision specifically includes any payments or obligations under the Conoco Inc. Key Employee Severance Plan, as amended and restated effective October 1, 2001, and as subsequently amended, or under the ConocoPhillips Severance Pay Plan, as effective March 13, 2004, and as subsequently amended, or under the ConocoPhillips Executive Severance Plan, as effective October 1, 2004, and as subsequently amended. Furthermore, if an Eligible Employee has willful and bad faith conduct demonstrably injurious to Company or its Subsidiaries, monetarily or otherwise, after receiving Severance Pay, the Company may offset an amount equal to such Severance Pay against any other amounts due from other plans or programs, unless otherwise required by law.

5.3      Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust, or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Employer, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

5.4      If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

5.5      This Plan shall be binding upon the heirs, executors, administrators, successors, and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Employer.

5.6      The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

5.7      The Plan shall not be funded. No Eligible Employee shall have any right to, or interest in, any assets of any Employer that may be applied by the Employer to the payment of benefits or other rights under this Plan.

5.8      Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first-class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

5.9      This Plan shall be construed and enforced according to the laws of the State of Delaware.

The Plan is hereby amended and restated effective as of the Effective Time.

Executed this 18th day of February 2014, by a duly authorized officer of the Company.

CONOCOPHILLIPS

By: /s/ Sheila Feldman	Dated: February 18, 2014
Sheila Feldman
Vice President, Human Resources

Exhibit A

PLEASE READ CAREFULLY

THIS AGREEMENT INCLUDES A RELEASE OF

ALL KNOWN AND UNKNOWN CLAIMS

WAIVER AND RELEASE OF CLAIMS

In consideration of, and subject to, the payments to be made to me by ConocoPhillips, a Delaware corporation (the “Company”) or any of its subsidiaries, pursuant to the ConocoPhillips Key Employee Change in Control Severance Plan (the “Plan”), which I acknowledge that I would not otherwise be entitled to receive, I hereby waive any claims I may have for employment or re-employment by the Company or any subsidiary or parent of the Company after the date hereof, and I further agree to and do release and forever discharge the Company or any subsidiary or parent of the Company, and their respective past and present officers, directors, shareholders, employees, and agents (the “Released Parties”) from any and all claims and causes of action, known or unknown, arising out of or relating to my employment with the Company or any subsidiary or parent of the Company, or the termination thereof, including, but not limited to, wrongful discharge, breach of contract, tort, fraud, the Civil Rights Acts, Employee Retirement Income Security Act, Americans with Disabilities Act, or any other federal, state, or local legislation or common law relating to employment or discrimination in employment or otherwise. Nothing in this Waiver and Release of Claims, however, will limit my rights to file a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or participate in an EEOC investigation.

In consideration for receiving certain supplemental benefits from the Company, I specifically waive all existing rights and claims I may have against the Released Parties under the Age Discrimination in Employment Act, 29 USC §621 et seq., and any other applicable federal or state statute or law involving age discrimination. I acknowledge that the supplemental benefits provided in the Plan constitute independent consideration for this Release of liability and are in addition to any other payment to which I am entitled. I further acknowledge that I have been advised to consult with an attorney of my own choosing before executing this Waiver and Release of Claims.

Notwithstanding the foregoing or any other provision hereof, nothing in this Waiver and Release of Claims shall adversely affect (i) my rights under the Plan; (ii) my rights to benefits other than severance benefits under plans, programs, and arrangements of the Company or any subsidiary or parent of the Company which are accrued but unpaid as of the date of my termination; or (iii) my rights to indemnification under any indemnification agreement, applicable law and the certificates of incorporation and bylaws of the Company and any subsidiary or parent of the Company, and my rights under any director’s and officers’ liability insurance policy covering me.

I acknowledge that I have been given a period of twenty-one (21) calendar days within which to review and consider the provisions of this Waiver and Release of Claims, whether I choose to do so or not. I understand and acknowledge that the Company has advised me in writing that I have seven (7) calendar days following the execution of this Waiver and Release of Claims to revoke my acceptance of this Waiver and Release of Claims. I understand the revocation can be made by delivering a written notice of revocation to ConocoPhillips, Attn: James McMorran, 600 N. Dairy Ashford, Houston, Texas 77079. I understand that for the revocation to be effective, the Company must receive written notice no later than the close of business on the seventh day after I sign this Waiver and Release of Claims. This Waiver and Release of Claims shall not become effective or enforceable, and the Plan benefits will not become payable until after the seven-day revocation period has expired, but in no event prior to the effective date of my layoff. I acknowledge that I have had adequate time to read and consider this Waiver and Release of Claims before executing it. I acknowledge that I have signed this Waiver and Release of Claims voluntarily, knowingly, of my own free will and without reservation or duress and that no promises or representations have been made to me by any person to induce me to do so other than the promise of payment set forth in the first paragraph above and the Company’s acknowledgment of my rights reserved under the second paragraph above.

Signature:
Name:
Date:

Schedule A

Last Name	First Name	Middle	Employee Number